As filed with the Securities and Exchange Commission on July 23, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DYNEGY INC.

(Exact name of registrant as specified in its charter)

Illinois	74-2928353
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1000 Louisiana, Suite 5800

Houston, Texas 77002

(Address of principal executive offices, including zip code)

DYNEGY INC. DEFERRED COMPENSATION PLAN

FOR CERTAIN DIRECTORS

(Full title of the Plan)

Carol F. Graebner, Esq.

Executive Vice President and General Counsel

1000 Louisiana, Suite 5800

Houston, Texas 77002

(Name and address of agent for service)

(713) 507-6400

(Telephone number, including area code, of agent for service)

Copy to:

Julien R. Smythe

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Deferred Compensation Obligations (1)	$1,800,000.00		100%		$1,800,000.00	(2)	$228.06
Class A Common Stock, no par value	2,000,000	(3)	$4.36	(4)	$8,720,000	(4)	$1,104.82
Total					$10,520,000		$1,332.88

(1)	The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the form of cash in the future in accordance with the terms of the Dynegy Inc. Deferred Compensation Plan for Certain Directors.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h).
(3)	Pursuant to Rule 416, there are also being registered such additional shares of the Registrant’s Class A common stock as may become issuable pursuant to the antidilution provisions of the Dynegy Inc. Deferred Compensation Plan for Certain Directors.
(4)	Estimated solely for purposes of calculating the registration fee, in accordance with Rule 457(h), on the basis of the price of securities of the same class, as determined in accordance with Rule 457(c), using the average of the high and low sales prices for the Registrant’s Class A common stock as reported by the New York Stock Exchange consolidated reporting system on July 19, 2004.

INTRODUCTORY STATEMENT

Dynegy Inc., an Illinois corporation (the “Registrant”), is filing this registration statement on Form S-8 (this “Registration Statement”) for the purpose of registering (i) 2,000,000 shares of its Class A common stock, no par value per share (the “Common Stock”), subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions, that may be offered or sold under the Dynegy Inc. Deferred Compensation Plan for Certain Directors (the “Plan”) and (ii) $1,800,000 of Deferred Compensation Obligations (as defined below) that may be offered or sold pursuant to the Plan. The Registrant’s Board of Directors approved the Plan, with respect to which no shareholder approval is required under applicable rules and regulations, in mid-2003. However, no shares of Common Stock have been issued pursuant to the Plan.

Non-employee directors participating in the Plan (each, a “Participant”) receive annual grants of hypothetical shares of Common Stock (“Phantom Stock”) with a value of $50,000, awarded quarterly in arrears based on the closing price of a share of Common Stock on the last trading day of the quarter. Upon termination of a Participant’s service as a director, the shares of Phantom Stock become payable, at the Participant’s election, in a lump sum payment or in monthly, quarterly or annual installment payments following such termination. The shares of Phantom Stock are payable in cash or in shares of Common Stock, at the Participant’s election.

Participants also may elect to defer into the Plan all or any portion of their retainer, fees and other special compensation paid in cash for service as a director, and these deferred amounts are referred to in this Registration Statement as “Elective Deferred Amounts.” Participants may invest the Elective Deferred Amounts among the investment funds made available for such purpose by the Registrant, including hypothetical shares of Common Stock. Upon termination of a Participant’s service as a director, all Elective Deferred Amounts, adjusted for the earnings, gains and losses in such funds, become payable solely in cash, at the Participant’s election, in a lump sum payment or in monthly, quarterly or annual installment payments following such termination. The Registrant’s obligations to make payment to the Participants with respect to these Elective Deferred Amounts in accordance with the terms of the Plan are referred to in this Registration Statement as “Deferred Compensation Obligations.”

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the information concerning the Plan required by Item 1 of Form S-8 and the statement of availability of registrant information, Plan information and other information required by Item 2 of Form S-8 will be sent or given to the plan participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, as amended by the Registrant’s Form 10-K/A filed on July 20, 2004;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2004, as amended by the Registrant’s Form 10-Q/A filed on July 20, 2004;

(c)	The Registrant’s Current Reports on Form 8-K (other than information furnished pursuant to Item 9 or Item 12 thereof) filed with the Commission on January 6, 2004, January 21, 2004, January 29, 2004, February 3, 2004, February 4, 2004, February 11, 2004, March 17, 2004, March 24, 2004, March 25, 2004, March 31, 2004, April 2, 2004, April 27, 2004, April 28, 2004, May 21, 2004 and June 1, 2004; and

(d)	The description of the Registrant’s Common Stock contained in Amendment No. 1 to the Registrant’s Registration Statement on Form 8-A/A filed with the Commission on January 16, 2004, as thereafter amended from time to time for the purpose of updating, changing or modifying such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment or supplement to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The following is a description of the Registrant’s Deferred Compensation Obligations under the Plan with respect to the Elective Deferred Amounts. This description is not complete and is qualified in its entirety by reference to the full text of the Plan, a copy of which is incorporated in this Registration Statement as Exhibit 10.1.

An aggregate principal amount of $1,800,000 of Deferred Compensation Obligations is being registered hereby based on estimated contributions of Participants. Further amounts may be registered and issued as new or existing Participants elect to defer portions of their compensation in subsequent years.

Subject to the terms and conditions of the Plan, each Participant may elect to defer all or any portion of his or her compensation paid in cash for services as a director of the Registrant. Each Participant may designate the manner in which his or her Elective Deferred Amounts are deemed to be invested from among the investment funds made available by the Registrant. Elective Deferred Amounts credited to a Participant’s account are adjusted to reflect such earnings, gains and losses as would have accrued to the Participant’s account had such Elective Deferred Amounts actually been invested in the investment funds designated by the Participant.

The Deferred Compensation Obligations shall be unsecured, and the right of any Participant to receive payment with respect to any of the Deferred Compensation Obligations shall be an unsecured claim against the general assets of the Registrant. Each Deferred Compensation Obligation will generally be payable, as described above, in the manner selected by the Participant in accordance with the terms of the Plan.

There is no trading market for the Deferred Compensation Obligations. The Deferred Compensation Obligations may not be encumbered or assigned. The Deferred Compensation Obligations are not convertible into any other securities of the Registrant. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No events of default exist under the Plan nor is any absence of default evidence required. No trustee has been appointed to take action with respect to the Deferred Compensation Obligations and each Participant in the Plan will be responsible for enforcing his or her rights with respect to the Deferred Compensation Obligations.

The Registrant’s Board of Directors may amend or terminate the Plan at any time, except that no amendment shall divest any Participant or beneficiary of rights to which he or she would have been entitled if the Plan had been terminated on the effective date of such amendment. The Plan will remain in effect until it is terminated.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 8.75 of the Illinois Business Corporation Act empowers Illinois corporations to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, so long as such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. For actions or suits by or in the right of the Registrant, no indemnification is permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the Registrant, unless and only to the extent that, the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper. Any indemnification (unless ordered by a court) will be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth above. Such determination shall be made with respect to a person who is a director or officer at the time of the determination (1) by the majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by committee of the directors designated by a majority vote of the directors, even though less than a quorum, or (3) if there are no such directors, or if the directors so direct, by independent legal counsel in a written opinion, or (4) by the shareholders. To the extent that a present or former director, officer or employee of the Registrant has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding described above or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, if the person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any bylaws, agreement, vote of shareholders or otherwise.

Section 8.75 also authorizes the Registrant to buy and maintain insurance on behalf of any director, officer, employee or agent of the Registrant, or a person who is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of the person’s status as such, whether or not the Registrant has the power to indemnify the person against such liability.

The Registrant’s amended and restated articles of incorporation require indemnification of directors and officers, and the Registrant’s amended and restated bylaws allow indemnification of employees and agents generally in accordance with the language of Section 8.75. Additionally, the amended and restated articles of incorporation authorize the Registrant to purchase and maintain insurance on behalf of any director, officer, employee or agent of the Registrant against any liability asserted against or incurred by them in such capacity or arising out of their status as such whether or not the Registrant would have the power to indemnify such person against such liability under the applicable provisions of the amended and restated articles of incorporation.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

No.		Description

4.1		Amended and Restated Articles of Incorporation (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 25, 2001).

4.2		Statement of Resolution Establishing Series of Series C Convertible Preferred Stock of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed with the Commission on August 14, 2003).

4.3		Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Commission on February 27, 2004).

5.1	*	Opinion of Mayer, Brown, Rowe & Maw LLP.

10.1

Dynegy Inc. Deferred Compensation Plan for Certain Directors (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed with the Commission on

August 14, 2003).

23.1	*	Consent of PricewaterhouseCoopers LLP.

23.2	*	Consent of Mayer, Brown, Rowe & Maw LLP (included in Exhibit 5.1).

24.1	*	Powers of Attorney (included on the signature page to this registration statement).

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 23rd day of July, 2004.

DYNEGY INC.

By:	/S/ BRUCE A. WILLIAMSON

Bruce A. Williamson
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carol F. Graebner and J. Kevin Blodgett, and each of them severally, as his or her true and lawful attorneys-in-fact, with power to act, with or without the other, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and anything appropriate or necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 23rd day of July, 2004.

Name	Title
/S/ BRUCE A. WILLIAMSON Bruce A. Williamson	President, Chief Executive Officer and Director (Chairman of the Board) (Principal Financial Officer)

/S/ NICK J. CARUSO Nick J. Caruso	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/S/ TERRY A. HART Terry A. Hart	Senior Vice President and Controller (Principal Accounting Officer)

/S/ CHARLES E. BAYLESS Charles E. Bayless	Director

/S/ DAVID W. BIEGLER David W. Biegler	Director

/S/ LINDA W. BYNOE Linda W. Bynoe	Director

/S/ THOMAS D. CLARK, JR. Thomas D. Clark, Jr.	Director

Barry J. Galt	Director

/S/ PATRICIA A. HAMMICK Patricia A. Hammick	Director

/S/ GEORGE L. MAZANEC George L. Mazanec	Director

/S/ ROBERT C. OELKERS Robert C. Oelkers	Director

/S/ HOWARD B. SHEPPARD Howard B. Sheppard	Director

/S/ JOE J. STEWART Joe J. Stewart	Director

William L. Trubeck	Director

/S/ RAYMOND I. WILCOX Raymond I. Wilcox	Director

EXHIBIT INDEX

No.		Description

4.1		Amended and Restated Articles of Incorporation (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 25, 2001).

4.2		Statement of Resolution Establishing Series of Series C Convertible Preferred Stock of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed with the Commission on August 14, 2003).

4.3		Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Commission on February 27, 2004).

5.1	*	Opinion of Mayer, Brown, Rowe & Maw LLP.

10.1		Dynegy Inc. Deferred Compensation Plan for Certain Directors (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed with the Commission on August 14, 2003).

23.1	*	Consent of PricewaterhouseCoopers LLP.

23.2	*	Consent of Mayer, Brown, Rowe & Maw LLP (included in Exhibit 5.1).

24.1	*	Powers of Attorney (included on the signature page to this registration statement).

*	Filed herewith.